Exhibit 11

KIMBALL INTERNATIONAL, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE

(Unaudited)	(Unaudited)
Three Months Ended	Three Months Ended
December 31, 2000	December 31, 1999

(Amounts in Thousands, Except per Share Data)	Class A	Class B	Total	Class A	Class B	Total
Basic Earnings Per Share:
Dividends declared	$ 2,194	$ 4,017	$ 6,211	$ 2,216	$ 4,186	$ 6,402
Undistributed earnings	2,220	3,940	6,160	2,063	3,762	5,825

Net Income	$ 4,414	$ 7,957	$12,371	$ 4,279	$ 7,948	$12,227

Average Basic Shares Outstanding	14,149	25,110	39,259	14,302	26,075	40,377

Basic Earnings Per Share	$ 0.31	$ 0.32		$ 0.30	$ 0.30

Diluted Earnings Per Share:
Dividends declared and assumed dividends on dilutive shares	$ 2,194	$ 4,027	$ 6,221	$ 2,216	$ 4,206	$ 6,422
Undistributed earnings	2,213	3,937	6,150	2,050	3,755	5,805

Net Income	$ 4,407	$ 7,964	$12,371	$ 4,266	$ 7,961	$12,227

Average Diluted Shares Outstanding	14,149	25,174	39,323	14,302	26,197	40,499

Diluted Earnings Per Share	$ 0.31	$ 0.32		$ 0.30	$ 0.30

Included in the diluted earnings per share computation are 64,000 and 122,000 average shares of Class B common stock representing the dilutive effect of stock options and contingently issuable performance share grants for the three months ended December 31, 2000 and 1999, respectively. Also included in the diluted earnings per share computation are $10,000 and $20,000 of Class B assumed dividends payable on those dilutive shares for the three months ended December 31, 2000 and 1999 respectively. A corresponding reduction of undistributed earnings has been allocated evenly over Class A and Class B shares. Antidilutive stock options amounting to 2,165,000 out of 2,463,000 average shares outstanding were excluded from the dilutive calculation for the current year period and 1,507,000 out of 2,145,000 average shares outstanding were excluded from the dilutive calculation for the prior year period.

KIMBALL INTERNATIONAL, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE

(Unaudited)	(Unaudited)
Six Months Ended	Six Months Ended
December 31, 2000	December 31, 1999

(Amounts in Thousands, Except per Share Data)	Class A	Class B	Total	Class A	Class B	Total
Basic Earnings Per Share:
Dividends declared	$ 4,387	$ 8,037	$ 12,424	$ 4,435	$ 8,357	$12,792
Undistributed earnings	3,890	6,901	10,791	3,897	7,097	10,994

Net Income	$ 8,277	$14,938	$23,215	$ 8,332	$ 15,454	$23,786

Average Basic Shares Outstanding	14,155	25,110	39,265	14,312	26,063	40,375

Basic Earnings Per Share	$ 0.58	$ 0.59		$ 0.58	$ 0.59

Diluted Earnings Per Share:
Dividends declared and assumed dividends on dilutive shares	$ 4,387	$ 8,062	$12,449	$ 4,435	$ 8,412	$12,847
Undistributed earnings	3,873	6,893	10,766	3,861	7,078	10,939

Net Income	$ 8,260	$14,955	$23,215	$ 8,296	$15,490	$23,786

Average Diluted Shares Outstanding	14,155	25,187	39,342	14,312	26,236	40,548

Diluted Earnings Per Share	$ 0.58	$ 0.59		$ 0.58	$ 0.59

Included in the diluted earnings per share computation are 77,000 and 173,000 average shares of Class B common stock representing the dilutive effect of stock options and contingently issuable performance share grants for the six months ended December 31, 2000 and 1999, respectively. Also included in the diluted earnings per share computation are $25,000 and $55,000 of Class B assumed dividends payable on those dilutive shares for the six months ended December 31, 2000 and 1999 respectively. A corresponding reduction of undistributed earnings has been allocated evenly over Class A and Class B shares. Antidilutive stock options amounting to 1,907,000 out of 2,288,000 average shares outstanding were excluded from the dilutive calculation for the current year period and 1,355,000 out of 2,052,000 average shares outstanding were excluded from the dilutive calculation for the prior year period.